Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

SECOND QUARTER 2024 RESULTS

New York, NY – August 7, 2024– International Seaways, Inc. (NYSE: INSW) (the “Company,” “Seaways,” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today reported results for the second quarter 2024.

HIGHLIGHTS & RECENT DEVELOPMENTS

Strong Quarterly Earnings:

•	Net income for the second quarter of 2024 was $144.7 million, or $2.91 per diluted share.

•	Adjusted net income(1) for the second quarter of 2024 was $118.0 million, or $2.37 per diluted share.

•	Adjusted EBITDA(1) for the second quarter of 2024 was $167.0 million.

Fleet Optimization Program:

•	Took delivery of six eco MRs, built between 2014 and 2015, in the second quarter of 2024.

•	Sold three MRs with an average age of 15.8 years, for net proceeds of $72 million after fees and commissions. Two vessels were delivered to the buyers during the second quarter of 2024 and the third ship was delivered in mid-July 2024.

•	As a result, the Seaways MR fleet average age was reduced by one year.

Balance Sheet Enhancements:

•	Executed an amendment on senior secured debt facilities, increasing our revolving credit capacity by nearly $150 million and reducing mandatory repayments by nearly $20 million per quarter, leading to a reduction of spot cash break even costs by $3,000 per day.

•	Total liquidity was approximately $682 million as of June 30, 2024, including total cash (1) of $176 million and $506 million undrawn revolving credit capacity.

•	Net loan-to-value remained historically low at approximately 14% as of June 30, 2024.

Returns to Shareholders:

•	Paid a combined $1.75 per share in regular and supplemental dividends in June 2024.

•	Declared a combined dividend of $1.50 per share to be paid in September 2024, representing 64% of adjusted net income(1) for the second quarter.

•	Following the dividend payment in September 2024, combined dividend payments over the last twelve months will aggregate to $5.82 per share, representing a dividend yield of over 12%.

“We maintained strong momentum in the second quarter, drawing on Seaway’s substantial cash flows to continue to execute the Company’s balanced capital allocation strategy for the benefit of shareholders,” said Lois K. Zabrocky, International Seaways President and CEO. “We continued to renew our MR fleet, one of the strongest earning classes, with the acquisition of six modern vessels and sales of older tonnage. At the same time, we increased our liquidity to position the Company for future growth while returning a 12% yield to shareholders.”

Ms. Zabrocky added, “We believe markets will continue to show strength based on sustained attractive supply and demand fundamentals, highlighted by positive oil demand trends, higher ton-mile demand, and limited shipyard capacity for new orders, which will inhibit any significant volume of tanker deliveries for the foreseeable future. We expect to take further advantage of these dynamics moving forward, as we focus on building our track record of opportunistic investment in the fleet and compelling shareholder returns.”

Jeff Pribor, the Company’s CFO stated, “Over the last twelve months, Seaways has generated free cash flow(1) of nearly $475 million, underscoring our significant operating leverage and boding well for future value creation. In addition, we enhanced our free cash flow(1) during the second quarter with the execution of the new revolving credit facility that reduced our mandatory debt repayments by about $20 million per quarter and lowered spot breakeven rates. Additionally, the new revolving credit capacity allows us to maintain a level of enhanced financial flexibility to pursue additional growth opportunities. With a historically strong balance sheet, highlighted by liquidity of $682 million, and supported by long-term market tailwinds, we believe we are ideally positioned to optimize shareholder returns.”

SECOND QUARTER 2024 RESULTS

Net income for the second quarter of 2024 was $144.7 million, or $2.91 per diluted share, compared to net income of $153.8 million, or $3.11 per diluted share, for the second quarter of 2023. The decrease in results in the second quarter of 2024 was primarily driven by a decrease in TCE revenues(1) and an increase in depreciation partially offset by gains on the sale of two vessels in the second quarter of 2024.

Shipping revenues for the second quarter were $257.4 million, compared to $292.2 million for the second quarter of 2023. Consolidated TCE revenues(1) for the second quarter were $251.8 million, compared to $288.3 million for the second quarter of 2023.

Adjusted EBITDA(1) for the second quarter was $167.0 million, compared to $205.1 million for the second quarter of 2023.

Crude Tankers

Shipping revenues for the Crude Tankers segment were $125.4 million for the second quarter of 2024, compared to $152.2 million for the second quarter of 2023. TCE revenues(1) were $120.9 million for the second quarter, compared to $148.9 million for the second quarter of 2023. This decrease was attributable to a decrease in spot rates as the average spot earnings of the VLCC, Suezmax and Aframax sectors were approximately $46,400, $45,000 and $31,500 per day, respectively, compared with approximately $52,300, $61,300 and $53,500 per day, respectively, during the second quarter of 2023.

Product Carriers

Shipping revenues for the Product Carriers segment were $132.0 million for the second quarter of 2024, compared to $140.0 million for the second quarter of 2023. TCE revenues(1) were $131.0 million for the second quarter, compared to $139.4 million for the second quarter of 2023. This decrease is attributable to a reduction in revenue days due to the decrease in the chartered-in fleet, vessel sales and an increase in offhire from drydocking and repairs.

FIRST HALF 2024 RESULTS

Net income for the first half of 2024 was $289.2 million, or $5.83 per diluted share, compared to net income of $326.4 million, or $6.59 per diluted share, for the first half of 2023.

Shipping revenues for the first half of 2024 were $531.8 million, compared to $579.3 million for the first half of 2023. Consolidated TCE revenues(1) for the first half of 2024 were $522.8 million, compared to $571.7 million for the first half of 2023.

Adjusted EBITDA(1) for the first half of 2024 was $358.4 million, compared to $414.0 million for the first half of 2023.

Crude Tankers

Shipping revenues for the Crude Tankers segment were $252.2 million for the first half of 2024, compared to $284.6 million for the first half of 2023. TCE revenues(1) for the Crude Tankers segment were $244.8 million for the first half of 2024, compared to $278.2 million for the first half of 2023.

Product Carriers

Shipping revenues for the Product Carriers segment were $279.6 million for the first half of 2024, compared to $294.8 million for the first half of 2023. TCE revenues(1) for the Product Carriers segment were $278.0 million for the first half of 2024 compared to $293.5 million for the first half of 2023.

FLEET OPTIMIZATION PROGRAM

During the second quarter, the Company took delivery of six modern MR vessels for an aggregate consideration of $232 million. In connection with the acquisition of the six vessels, the Company issued an aggregate 623,778 common shares to the sellers, representing 15% of the aggregate consideration. The remaining 85% of aggregate consideration was funded with cash on hand.

The Company has sold three vessels as of July 31, 2024. In the second quarter of 2024, a 2009-built MR and a 2008-built MR were sold for aggregate net proceeds of $48 million. In July 2024, the Company sold another 2008-built MR for net proceeds of approximately $25 million. In each of the vessel sales, the Company recorded a gain on sale, of which $28 million was recognized during the second quarter.

During the second quarter, the Company entered into three new time charter agreements on two 2009-built MRs and a 2014-built LR2. The charters have durations of around three years and were delivered to the charterers during the third quarter. As a result of the agreements, future contracted revenues increased by $86 million.

The Company entered into contracts and declared options to build a total of six scrubber-fitted, dual-fuel (LNG) ready, LR1 vessels in Korea with K Shipbuilding Co, Ltd at a price in aggregate of approximately $359 million. The vessels are expected to be delivered beginning in the second half of 2025 through the third quarter of 2026. These vessels are expected to deliver into our niche Panamax International Pool, which has consistently outperformed the market.

BALANCE SHEET ENHANCEMENTS

During the second quarter of 2024, the Company repaid $12 million in mandatory payments required under its existing debt facilities and sale leaseback arrangements. For the six months ended June 30, 2024, the Company repaid $44 million of mandatory debt payments.

In April 2024, the Company amended and extended the $750 Million Facility, under which the Company had a remaining term loan balance of $94.6 million and undrawn revolver capacity of $257.4 million prior to closing. The new agreement consists of a $500 million revolving credit facility (the “$500 Million RCF”) that matures in January 2030. Under the terms of the $500 Million RCF, capacity is reduced on a quarterly basis by approximately $12.8 million each quarter, based on a 20-year age-adjusted profile of the collateral vessels. The $500 Million RCF bears an interest rate based on term SOFR +185bps (the “margin”) and includes similar sustainability-linked features as included in the $750 Million Credit Facility, which could impact the margin by five basis points, that are aimed at reducing the carbon footprint, targeting expenditures toward energy efficiency improvements and maintaining a safety record above the industry average. Prior to executing the agreement, the Company prepaid the outstanding balance on the ING Credit Facility of $20.3 million and included the collateral vessel in the $500 Million RCF. The $500 Million RCF saves $19.5 million per quarter in mandatory debt repayments and reduces future interest expense through a margin reduction of over 85 basis points.

In June 2024, the Company borrowed $50 million under the $500 Million RCF. In July 2024, $30 million was repaid and the Company expects to repay an additional $20 million in August 2024. Following the repayments and amortizing capacity during the third quarter, the Company expects undrawn revolving capacity to increase to $540 million.

RETURNS TO SHAREHOLDERS

In June 2024, the Company paid a combined dividend of $1.75 per share of common stock, composed of a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $1.63 per share.

On August 6, 2024, the Company’s Board of Directors declared a combined dividend of $1.50 per share of common stock, composed of a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $1.38 per share of common stock. Both dividends will be paid on September 25, 2024, to shareholders with a record date at the close of business on September 11, 2024.

The Company currently has $50 million authorized under its share repurchase program, which expires at the end of 2025.

(1) This is a non-GAAP financial measure used throughout this press release; please refer to the section “Reconciliation to Non-GAAP Financial Information” for explanations of our non-GAAP financial measures and the reconciliations of reported GAAP to non-GAAP financial measures.

CONFERENCE CALL

The Company will host a conference call to discuss its second quarter 2024 results at 9:00 a.m. Eastern Time on Wednesday, August 7, 2024. To access the call, participants should dial (833) 470-1428 for domestic callers and (929) 526-1599 for international callers and entering 832060. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at https://www.intlseas.com.

An audio replay of the conference call will be available until August 14, 2024, by dialing (866) 813-9403 for domestic callers and +44 204 525 0658 for international callers, and entering Access Code 931256.

ABOUT INTERNATIONAL SEAWAYS, INC.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 82 vessels, including 13 VLCCs, 13 Suezmaxes, five Aframaxes/LR2s, 13 LR1s (including six newbuildings), and 38 MR tankers. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (the “SEC”), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to plans to issue dividends, the Company’s prospects, including statements regarding vessel acquisitions and disposals, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2023 for the Company and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Tom Trovato, International Seaways, Inc.

(212) 578-1602

ttrovato@intlseas.com

Category: Earnings

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$207,681	$247,591	$433,963	$507,169
Time and bareboat charter revenues	31,139	26,112	62,188	39,262
Voyage charter revenues	18,589	18,500	35,659	32,902
Total Shipping Revenues	257,409	292,203	531,810	579,333

Operating Expenses:
Voyage expenses	5,561	3,868	9,034	7,678
Vessel expenses	67,840	65,151	131,221	123,920
Charter hire expenses	6,948	10,502	13,596	19,302
Depreciation and amortization	36,517	32,445	70,670	61,993
General and administrative	11,985	11,522	24,083	22,768
Other operating expenses	1,454	—	1,730	—
Third-party debt modification fees	168	13	168	420
(Gain)/loss on disposal of vessels and other assets, net	(27,852)	26	(27,903)	(10,722)
Total operating expenses	102,621	123,527	222,599	225,359
Income from vessel operations	154,788	168,676	309,211	353,974
Other income	2,360	3,381	5,314	7,662
Income before interest expense and income taxes	157,148	172,057	314,525	361,636
Interest expense	(12,425)	(17,914)	(25,312)	(34,861)
Income before income taxes	144,723	154,143	289,213	326,775
Income tax provision	-	(381)	-	(380)
Net income	$144,723	$153,762	$289,213	$326,395

Weighted Average Number of Common Shares Outstanding:
Basic	49,387,193	49,029,784	49,180,019	49,083,897
Diluted	49,721,858	49,404,837	49,550,928	49,525,282

Per Share Amounts:
Basic net income per share	$2.93	$3.13	$5.88	$6.64
Diluted net income per share	$2.91	$3.11	$5.83	$6.59

Consolidated Balance Sheets

($ in thousands)

	June 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$176,141	$126,760
Short-term investments	-	60,000
Voyage receivables	223,079	247,165
Other receivables	16,785	14,303
Inventories	1,850	1,329
Prepaid expenses and other current assets	12,228	10,342
Current portion of derivative asset	4,532	5,081
Total Current Assets	434,615	464,980

Vessels and other property, less accumulated depreciation	2,081,508	1,914,426
Vessels construction in progress	12,137	11,670
Deferred drydock expenditures, net	79,184	70,880
Operating lease right-of-use assets	14,778	20,391
Pool working capital deposits	33,238	31,748
Long-term derivative asset	1,888	1,153
Other assets	17,322	6,571
Total Assets	$2,674,670	$2,521,819

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$52,118	$57,904
Current portion of operating lease liabilities	10,017	10,223
Current installments of long-term debt	49,598	127,447
Total Current Liabilities	111,733	195,574
Long-term operating lease liabilities	6,958	11,631
Long-term debt	663,054	595,229
Other liabilities	5,489	2,628
Total Liabilities	787,234	805,062

Equity:
Total Equity	1,887,436	1,716,757
Total Liabilities and Equity	$2,674,670	$2,521,819

Consolidated Statements of Cash Flows

($ in thousands)

	Six Months Ended June 30,
	2024	2023
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income	$289,213	$326,395
Items included in net income not affecting cash flows:
Depreciation and amortization	70,670	61,993
Amortization of debt discount and other deferred financing costs	2,059	3,128
Deferred financing costs write-off	—	721
Stock compensation	3,633	3,873
Earnings of affiliated companies	—	20
Other – net	(433)	(1,560)
Items included in net income related to investing and financing activities:
Gain on disposal of vessels and other assets, net	(27,903)	(10,722)
Payments for drydocking	(24,425)	(18,992)
Insurance claims proceeds related to vessel operations	888	2,698
Changes in operating assets and liabilities	10,679	46,902
Net cash provided by operating activities	324,381	414,456
Cash Flows from Investing Activities:
Expenditures for vessels, vessel improvements and vessels under construction	(202,875)	(188,068)
Proceeds from disposal of vessels and other property, net	48,043	20,070
Expenditures for other property	(801)	(586)
Investments in short-term time deposits	(75,000)	(175,000)
Proceeds from maturities of short-term time deposits	135,000	135,000
Pool working capital deposits	(782)	—
Net cash used in investing activities	(96,415)	(208,584)
Cash Flows from Financing Activities:
Borrowing on revolving credit facilities	50,000	—
Repayments of debt	(39,851)	(192,856)
Proceeds from sale and leaseback financing, net of issuance and deferred financing costs	—	169,717
Payments and advance payment on sale and leaseback financing and finance lease	(24,325)	(112,786)
Payments of deferred financing costs	(5,759)	(1,146)
Repurchase of common stock	—	(13,948)
Cash dividends paid	(151,595)	(177,565)
Cash paid to tax authority upon vesting or exercise of stock-based compensation	(7,055)	(5,009)
Net cash used in financing activities	(178,585)	(333,593)
Net increase/(decrease) in cash and cash equivalents	49,381	(127,721)
Cash and cash equivalents at beginning of year	126,760	243,744
Cash and cash equivalents cash at end of period	$176,141	$116,023

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended June 30, 2024 and the comparable period of 2023. Revenue days in the quarter ended June 30, 2024 totaled 6,234 compared with 6,742 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release. The information in these tables excludes commercial pool fees/commissions averaging approximately $858 and $859 per day for the three months ended June 30, 2024 and 2023, respectively.

	Three Months Ended June 30, 2024			Three Months Ended June 30, 2023
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$46,350	$37,339		$52,307	$43,056
Number of Revenue Days	828	273	1,101	781	294	1,075
Suezmax
Average TCE Rate	$45,045	$31,044		$61,267	$30,990
Number of Revenue Days	1,001	182	1,183	988	181	1,169
Aframax
Average TCE Rate	$31,450	$38,500		$53,482	$-
Number of Revenue Days	190	91	281	364	-	364
Total Crude Tankers Revenue Days	2,019	546	2,565	2,133	475	2,608
Product Carriers
Aframax (LR2)
Average TCE Rate	$55,485	$-		$25,594	$17,829
Number of Revenue Days	58	-	58	41	50	91
Panamax (LR1)
Average TCE Rate	$53,066	$-		$63,606	$-
Number of Revenue Days	506	-	506	780	-	780
MR
Average TCE Rate	$35,007	$21,553		$28,331	$20,819
Number of Revenue Days	2,597	508	3,105	2,954	309	3,263
Total Product Carriers Revenue Days	3,161	508	3,669	3,775	359	4,134
Total Revenue Days	5,180	1,054	6,234	5,908	834	6,742

Revenue days in the above table excludes days related to full service lighterings. In addition, during 2024 and 2023, certain of the Company’s vessels were employed on transitional voyages, which are excluded from the table above.

During the 2024 and 2023 periods, each of the Company’s LR1s participated in the Panamax International Pool and transported crude oil cargoes exclusively.

Fleet Information

As of June 30, 2024, INSW’s fleet totaled 83 vessels, of which 63 were owned, 14 were chartered in and six contracted newbuildings.

			Total at June 30, 2024
Vessel Fleet and Type	Vessels Owned	Vessels Chartered-in1	Total Vessels	Total Dwt
Operating Fleet
VLCC	4	9	13	3,910,572
Suezmax	13	-	13	2,061,754
Aframax	4	-	4	452,375
Crude Tankers	21	9	30	6,424,701

LR2	1	-	1	112,691
LR1	6	1	7	522,698
MR	35	4	39	1,951,525
Product Carriers	42	5	47	2,586,914

Total Operating Fleet	63	14	77	9,011,615

Newbuild Fleet
LR1	6	-	6	441,600

Total Newbuild Fleet	6	-	6	441,600

Total Operating and Newbuild Fleet	69	14	83	9,453,215

(1) Includes bareboat charters, but excludes vessels chartered in where the duration of the charter was one year or less at inception.

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) Adjusted Net Income

Adjusted net income consists of net income adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. This measure does not represent or substitute net income or any other financial item that is determined in accordance with GAAP. While adjusted net income is frequently used as a measure of operating results and performance, it may not be necessarily comparable with other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income, as reflected in the consolidated statement of operations, to adjusted net income:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2024	2023	2024	2023
Net income	$144,723	$153,762	$289,213	$326,395
Third-party debt modification fees	168	13	168	420
Write-off of deferred financing costs	-	555	-	721
(Gain)/loss on disposal of vessels and other assets, net of impairments	(27,852)	26	(27,903)	(10,722)
Provision for settlement of multi-employer pension plan obligations	975	-	975	-
Adjusted Net Income	$118,014	$154,356	$262,453	$316,814

Weighted average shares outstanding (diluted)	49,721,858	49,404,837	49,550,928	49,525,282
Adjusted net income per diluted share	$2.37	$3.12	$5.30	$6.40

(B) EBITDA and Adjusted EBITDA

EBITDA represents net income before interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2024	2023	2024	2023
Net income	$144,723	$153,762	$289,213	$326,395
Income tax provision	-	381	-	380
Interest expense	12,425	17,914	25,312	34,861
Depreciation and amortization	36,517	32,445	70,670	61,993
EBITDA	193,665	204,502	385,195	423,629
Third-party debt modification fees	168	13	168	420
Write-off of deferred financing costs	-	555	-	721
(Gain)/loss on disposal of vessels and other assets, net	(27,852)	26	(27,903)	(10,722)
Provision for settlement of multi-employer pension plan obligations	975	-	975
Adjusted EBITDA	$166,956	$205,096	$358,435	$414,048

(C) Cash

	June 30,	December 31,
($ in thousands)	2024	2023
Cash and cash equivalents	$176,141	$126,760
Short-term investments	-	60,000
Total Cash	$176,141	$186,760

(D) Free Cash Flow

Free cash flow represents cash flows from operating activities, less mandatory repayments of debt (including those under sale and leaseback agreements) less capital expenditures excluding payments made to acquire a vessel or vessels, which the Company believes is useful to investors in understanding the net cash generated from its core business activities after certain mandatory obligations.

($ in thousands)	2023			2024
For the three months ended:	June 30	September 30	December 31	March 31	June 30
Net cash provided by operating activities (1)	$193,634	$148,463	$125,483	$156,442	$167,939
Repayments of debt (1)	(55,407)	(132,152)	(108,365)	(19,538)	-
Payments on sale and leaseback (1)	(78,167)	(10,946)	(12,233)	(12,146)	(12,179)
Less: optional prepayments (2)	92,482	104,312 (3)	88,382	-	-
Expenditures for vessels (1)	(121,366)	(4,150)	(12,941)	(26,420)	(176,455)
Expenditures for other property (1)	(62)	(449)	(436)	(701)	(100)
Less: payments for acquiring vessels (2)	115,162	-	11,548	23,200	174,896
Free cash flow	$146,276	$105,078	$91,438	$120,837	$154,101

(1)	Reflects current period balance on the face of the Consolidated Statement of Cash Flows, less the prior quarter’s balance on the face of the Consolidated Statement of Cash Flows. The captions have been adjusted for summary purposes; the complete list of captions are as follows, in order as in the table above: Net cash provided by operating activities, Repayments of debt, Payments and advance payment on sale and leaseback financing and finance lease, Expenditures for vessels, vessel improvements and vessels under construction, and Expenditures for other property. For the period ended September 30, 2023, Repayments of Debt include the line item Premium and fees on extinguishment of debt.

(2)	Payments for vessels under construction represent the contractual payments on three dual-fuel VLCCs that delivered in the first half of 2023 and contractual payments for the LR1 newbuildings in Q4 2023. In the three months ended 2024, the Company announced the acquisition of 6 eco MRs for a total contract price of $232 million, of which 10% was paid in deposit in the same quarter. The vessels delivered during the second quarter of 2024.

(3)	In connection with the execution of the revolving credit facility (“$160 Million Facility”) in the third quarter of 2023, the Company drew $50 million as of September 30, 2023. During October 2023, the Company repaid the outstanding amounts on the facility.

(E) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2024	2023	2024	2023
Time charter equivalent revenues	$251,848	$288,335	$522,776	$571,655
Add: Voyage expenses	5,561	3,868	9,034	7,678
Shipping revenues	$257,409	$292,203	$531,810	$579,333